EXHIBIT 10.1

Named Executive Officers Long-Term Equity Incentive Fiscal Year 2015 Awards

Executive Officer	Restricted Stock* (Performance- Based Vesting) (#)	Restricted Stock* (Time-Based Vesting) (#)	Restricted Stock* (Performance- Based Vesting TSR) (#)	Restricted Stock* (Performance- Based Vesting e-Comm Sales) (#)
Charles H. Turner
Senior Executive Vice President, Chief Financial Officer	8,686	9,927	6,202	9,307

Michael R. Benkel
Executive Vice President, Planning and Allocations	6,583	7,523	4,702	7,052

Catherine David
Executive Vice President, Merchandising	7,863	8,986	5,617	8,425

Sharon M. Leite
Executive Vice President, Sales and Customer Experience	7,314	8,359	5,225	7,837

*
All equity awards were granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, restated as amended through March 25, 2011.  The respective forms of award agreements are attached as Exhibits 10.2, 10.3, 10.4 and 10.5.  The grants were effective April 11, 2014.